EXHIBIT 99.1


               Pactiv Posts 23 Percent Increase In EPS

    LAKE FOREST, Ill.--(BUSINESS WIRE)--April 23, 2007--For the quarter ended March 31, 2007, Pactiv Corporation (NYSE: PTV) today announced that net income was $57 million, or $0.43 per share, compared with $51 million, or $0.35 per share, in 2006. Sales of $677 million decreased slightly from $680 million.

    "We posted strong EPS growth, helped by improved spread (the difference between selling prices and raw material costs). Over the past year we have demonstrated our ability to perform well in an environment of lower volatility in resin pricing. Overall, our markets remain sluggish, but we are performing well in spite of the soft conditions. We recently announced an agreement to acquire Prairie Packaging, a leading manufacturer of disposable tableware products, which will add significantly to growth and is expected to be $0.02 to $0.04 accretive to EPS in the second half," said Richard L. Wambold, Pactiv's chairman and chief executive officer.

    Free cash flow in the first quarter was $18 million compared with $28 million last year. The decrease was driven by higher incentive compensation payments related to prior year performance, and higher capital expenditures. During the quarter the Company repurchased 3.1 million shares of its common stock for $100 million.

    First quarter gross margin was 30.4 percent compared with 29.1 percent in the first quarter of 2006, and operating margin was 15.2 percent compared with 14.3 percent.

    First quarter 2007 earnings per share benefited $0.01 from a lower effective tax rate due to the favorable resolution of a state tax audit.

    Business Segment Results

    Hefty(R) Consumer Products

    First quarter sales of $247 million rose 2 percent from $242 million, reflecting a 2-percent volume decrease. Growth in cups, branded foam tableware, and food bags was more than offset by a decline in waste bag shipments primarily due to a lower number of promotions, as well as the timing of inventory replenishment orders. The new products launched in the quarter, Hefty(R) One Zip(R) Travel Bags and Hefty(R) One Zip(R) Big Bags, have been well received by the trade.

    Operating income was $54 million compared with $42 million in 2006, primarily reflecting favorable spread, including lower trade promotional expense, as well as lower logistics costs. Operating margin was 21.9 percent compared with 17.4 percent in the first quarter last year.

    Foodservice/Food Packaging

    First quarter sales were $430 million, down 2 percent compared with $438 million in 2006. Volume was slightly negative, driven by a significant decline in foam insulation product sales affected by the soft home construction market. Volume in the remainder of the segment increased 1 percent.

    Operating income was $50 million versus $57 million in 2006. The decline was driven by unfavorable spread as the segment posted a very strong quarter in 2006, benefiting from both higher pricing and lower raw material costs. Operating margin was 11.6 percent compared with
13.0 percent in the first quarter of 2006, and 11.5 percent in the fourth quarter of 2006.

    Outlook

    The following outlook does not include any impact of the acquisition of Prairie Packaging announced earlier in April.

    The Company expects low single digit sales growth in 2007 and has initiated a second quarter earnings per share outlook in a range of $0.45 to $0.49, against a record quarter last year and reflecting potentially increasing raw material costs. The full year 2007 earnings per share outlook remains in a range of $1.75 to $1.87.

    For the full year, SG&A expense is estimated to be approximately $300 million, and the full year tax rate is expected to be approximately 36 percent. Free cash flow for 2007 is anticipated to remain in a range of $200 million to $225 million. Depreciation and amortization expense will be approximately $150 million and capital expenditures will be approximately $120 million.

    Other

    This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached "Regulation G GAAP Reconciliations."

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section and ..."will add significantly to growth and is expected to be $0.02 to $0.04 accretive to EPS...". A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 54 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2006 sales of $2.9 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv's Hefty(R) brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv's foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

                          Pactiv Corporation
                   Consolidated Statement of Income


(In millions, except per-share data)

                                           Three months ended March 31
                                           ---------------------------
                                               2007          2006
                                           ------------- -------------

Sales                                              $677          $680

Costs and expenses
Cost of sales (excluding depreciation and
 amortization)                                      471           482
Depreciation and amortization                        36            35
Selling, general, and administrative                 66            66
Other expense                                         1             -
                                           ------------- -------------

Operating income                                    103            97
Other income/(expense)
  Interest income                                     2             2
  Interest expense, net of capitalized
   interest                                         (18)          (18)
                                           ------------- -------------
Income before income taxes                           87            81
Income tax expense                                   30            30
                                           ------------- -------------
Net income                                          $57           $51
                                           ============= =============


Average common shares outstanding
 (diluted)                                        133.5         143.7


Earnings per share                                $0.43         $0.35

Gross margin (before deprec. & amort.)             30.4%         29.1%
Operating margin                                   15.2%         14.3%


                          Pactiv Corporation
             Consolidated Statement of Financial Position


(In millions)

                                     March 31, 2007  December 31, 2006
                                    ---------------- -----------------

Assets
Current assets
  Cash and temporary cash
   investments                                 $125              $181
  Accounts and notes receivable                 290               323
  Inventories                                   342               296
  Other                                          32                38
                                    ---------------- -----------------
  Total current assets                          789               838
                                    ---------------- -----------------
Property, plant, and equipment, net           1,084             1,093
Other assets
  Goodwill                                      525               525
  Intangible assets, net                        235               238
  Other                                          59                64
                                    ---------------- -----------------
  Total other assets                            819               827
                                    ---------------- -----------------


  Total assets                               $2,692            $2,758
                                    ================ =================

Liabilities and shareholders'
 equity
Current liabilities
  Short-term debt, including
   current maturities of long-term
   debt                                         $99               $98
  Accounts payable                              142               152
  Other                                         268               284
  Liabilities from discontinued
   operations                                    27                15
                                    ---------------- -----------------
  Total current liabilities                     536               549
                                    ---------------- -----------------
Long-term debt                                  771               771
Pension and postretirement benefits             389               403
Other liabilities                               158               173
Minority interest                                13                 9
Shareholders' equity                            825               853
                                    ---------------- -----------------

  Total liabilities and
   shareholders' equity                      $2,692            $2,758
                                    ================ =================


                          Pactiv Corporation
                 Consolidated Statement of Cash Flows


(In millions)

Three months ended March 31,                       2007       2006
                                                 ---------- ----------

Operating activities
Net income                                             $57        $51
Adjustments to reconcile income from continuing
 operations
  to cash provided by continuing operations
  Depreciation and amortization                         36         35
  Deferred income taxes                                  9          4
  Noncash pension income                               (13)       (11)
  Noncash compensation expense                           2          3
  Working capital                                      (58)       (41)
  Other                                                  9          4
                                                 ---------- ----------
Cash provided by operating activities -
 continuing operations                                  42         45
Cash used by operating activities - discontinued
 operations                                              -         (3)
                                                 ---------- ----------
Cash provided by operating activities                  $42        $42
                                                 ---------- ----------

Investing activities
Expenditures for property, plant, and equipment        (24)       (17)
Net proceeds from sales of assets                        1          1
Other continuing operations investing activities         -          3
                                                 ---------- ----------
Cash used by investing activities                     $(23)      $(13)
                                                 ---------- ----------

Financing activities
Issuance of common stock                                12         12
Purchase of common stock                              (100)       (46)
Other                                                   13         (3)
                                                 ---------- ----------
Cash used by financing activities                     $(75)      $(37)
                                                 ---------- ----------


Effect of foreign-currency exchange rate changes
 on cash and temporary cash investments                  -          1
                                                 ---------- ----------
Decrease in cash and temporary cash investments        (56)        (7)
Cash and temporary cash investments, January 1         181        172
                                                 ---------- ----------
Cash and temporary cash investments, March 31         $125       $165
                                                 ---------- ----------


                          Pactiv Corporation
                     Operating Results by Segment


(In millions)

                                       Foodservice /
                            Consumer   Food Packaging   Other   Total
                           ---------- ---------------- ------- -------
Three months ended
 March 31, 2007
--------------------------
Sales                           $247             $430      $-    $677

Operating income (loss)          $54              $50     $(1)   $103

Operating margin                21.9%            11.6%           15.2%

Three months ended
 March 31, 2006
--------------------------
Sales                           $242             $438      $-    $680

Operating income (loss)          $42              $57     $(2)    $97

Operating margin                17.4%            13.0%           14.3%


                          Pactiv Corporation
                  Regulation G GAAP Reconciliations

                            Free Cash Flow

                                                     Outlook for
                         Three months ended     Twelve months ended
                              March 31,           December 31, 2007
                       ----------------------- -----------------------
(In millions)                                     Low         High
                          2007        2006       estimate    estimate
                       ----------- ----------- ----------- -----------
Cash flow provided by
 operating activities
 from continuing
 operations - GAAP
 basis                        $42         $45        $320        $345
  Less: Capital
   expenditures -
   continuing
   operations                 (24)        (17)       (120)       (120)
                       ----------- ----------- ----------- -----------
Free cash flow (a)            $18         $28        $200        $225
                       =========== =========== =========== ===========

(a) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.


    CONTACT: Pactiv Corporation
             Investor Relations Contact:
             Christine Hanneman, 847-482-2429
             channeman@pactiv.com
             or
             Media Relations Contact:
             Lisa Foss, 847-482-2704
             lfoss@pactiv.com